KPMG Peat Marwick LLP





                                                              December 4, 1998

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Argo Bancorp, Inc. and, under the date of March 24, 1998, we reported on the consolidated financial statements of Argo Bancorp, Inc. and subsidiaries as of and for the years ended December 31, 1997 and 1996. On December 2, 1998, our appointment as principal accountants was terminated. We have read Argo Bancorp, Inc.'s statements included under Item 4 of its Form 8-K dated December 3, 1998, and we agree with such statements, except that we are not in a position to agree or disagree with Argo Bancorp, Inc.'s statements that on December 3, 1998, Argo Bancorp, Inc. engaged Crowe Chizek & Co. LLP as its independent accountants, that the change was approved by the Board of Directors and its Audit Committee, and we are not in a position to agree or disagree with Argo Bancorp, Inc.'s statements under Item 4(b) of its Form 8-K.

                                                 Very truly yours,


                                                 /s/ KPMG Peat Marwick LLP